EXHIBIT 5.1

September 19, 2016
Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as counsel for Oasis Petroleum Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of up to $300,000,000 aggregate principal amount of the Company’s 2.625 % Convertible Senior Notes due 2023 (the “Notes”), and the guarantees of the Notes (the “Guarantees” and, together with the Notes, the “Securities”) by certain of the Company’s subsidiaries (the “Guarantors”). The Securities are being issued under an Indenture dated as of November 20, 2011 (the “Base Indenture”) among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture thereto dated as of September 19, 2016 (the “Sixth Supplemental Indenture”). The Base Indenture, as amended and supplemented by the Sixth Supplemental Indenture, is referred to herein as the “Indenture.” The Securities are being sold by the Company to the several underwriters pursuant to an Underwriting Agreement dated September 14, 2016 (the “Underwriting Agreement”), among the Company, the guarantors party thereto and RBC Capital Markets, LLC, as representative of the several underwriters named therein (the “Underwriters”). The Securities will be convertible in certain circumstances into shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) in accordance with the terms of the Indenture. The maximum number of shares of Common Stock issuable upon conversion of the Securities is referred to herein as the “Underlying Shares of Common Stock.”
The Securities have been offered for sale pursuant to a prospectus supplement, dated September 14, 2016, and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on September 16, 2016, to the prospectus (as amended and supplemented by the prospectus supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-197440), filed with the Commission on July 15, 2014 (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company, (ii) certain resolutions adopted by the Board of Directors of the Company relating to the terms and sale of the Securities and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus, (vi) the Underwriting Agreement, (vii) the Indenture, (viii) the global security representing the Securities and (ix) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters.
Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that: (1) assuming the Securities have been duly authenticated by the Trustee and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with their terms, and (2) the Underlying Shares of Common Stock have been duly authorized by all necessary corporate action on the part of the Company and when issued and delivered by the Company upon conversion of the Securities in accordance with the Indenture, will be validly issued, fully paid and non-assessable.
This opinion is limited in all respects to the laws of the State of Delaware. We undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.
The opinions are qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.
We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.